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                                                                    EXHIBIT 99.1


ARROW ELECTRONICS, INC.
25 HUB DRIVE
MELVILLE, NEW YORK  11747                                                   NEWS
516/391/1300



                   ARROW ELECTRONICS ANNOUNCES RECORD RESULTS;

                             EARNINGS UP NEARLY 150%


FOR IMMEDIATE RELEASE

MELVILLE, NEW YORK, February 13, 2001 -- Arrow Electronics, Inc. (NYSE:ARW) reported net income of $109 million ($1.09 per share on a diluted basis) on sales of $3.7 billion in the fourth quarter, compared with net income of $44 million ($.46 per share on a diluted basis) on sales of $2.5 billion in the fourth quarter of 1999.

"The fourth quarter set new sales and earnings records and represented the seventh consecutive quarter of sales and earnings increases," said Francis M. Scricco, President and Chief Executive Officer of Arrow. "This strong performance was driven by several factors. We have a large, extremely diversified customer base, both in terms of industries served and geographic presence. Additionally, in the fourth quarter we began to realize some of the benefits of our rapid and successful integration of the Wyle businesses acquired in early October. Those acquisition benefits helped us generate higher operating margins, more than offsetting the weakness experienced by some of the communication sector's larger and more visible customers and their contract manufacturing partners," he added.

Operating income for the quarter was up 2.3 percentage points to 6.7% of sales, versus last year's 4.4%, with the improvement primarily driven by the company's components operations. Worldwide components results for the quarter were very strong, with sales up 67% to $2.8 billion and operating margins improving by 2.7 percentage points to 9.5%. Components revenues increased geographically as follows: 76% in the Americas, reflecting strong organic growth as well as the inclusion of the Wyle businesses (42% growth excluding the effect of Wyle); 74% in Europe (excluding the effect of foreign exchange), also reflecting strong organic growth combined with the impact of the Hatteland and Tekelec acquisitions (42% excluding the effect of acquisitions); and 76% in the Asia/Pacific region, reflecting strong organic growth, particularly in China.

In the computer products business, the Wyle Systems and MOCA acquisitions expanded the breadth and depth of Arrow's offerings. Sales for this segment were up 9.4% to $868 million, largely as a result of these acquisitions. The fourth quarter operating margin was .8%, in line with the third quarter.
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For the total year, Arrow's net income was $357.9 million on sales of $13 billion, compared with last year's net income of $140.6 million, excluding the special charge of $24.6 million associated with the acquisition and integration of the electronics distribution group of Bell Industries and Richey Electronics ($16.5 million after taxes or $.17 per share on a diluted basis). Including the second quarter special charge, net income for 1999 was $124.2 million. Earnings per share for 2000 amounted to $3.70 ($3.62 per share on a diluted basis), versus $1.48 ($1.46 per share on a diluted basis) for 1999, excluding the aforementioned charge. Including the charge, earnings per share for 1999 were $1.31 ($1.29 per share on a diluted basis).

Arrow Electronics is the world's largest distributor of electronic components and computer products, with 2000 sales of $13 billion. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and 175,000 original equipment manufacturers, contract manufacturers, and commercial customers through more than 225 sales facilities and 19 distribution centers in 38 countries.

                                      # # #

Contact:    Robert E. Klatell
            Executive Vice President
            516-391-1300

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers, and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K). Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.
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                            ARROW ELECTRONICS, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                      (In thousands except per share data)


                                                   Three Months Ended                           Year Ended
                                                      December 31,                             December 31,
                                            --------------------------------        -----------------------------------
                                                      (unaudited)

                                                2000                1999                2000                   1999(A)
                                            ------------        ------------        ------------           ------------

Sales                                       $  3,691,088        $  2,485,168        $ 12,959,250           $  9,312,625
                                            ------------        ------------        ------------           ------------

Costs and expenses:
  Cost of products sold                        3,102,152           2,129,610          10,925,309              8,011,419
  Selling, general and
    administrative
    expenses                                     314,940             229,440           1,159,583                866,861
  Depreciation and
    amortization                                  27,242              17,676              90,251                 71,124
  Integration charge                                  --                  --                  --                 24,560
                                            ------------        ------------        ------------           ------------
                                               3,444,334           2,376,726          12,175,143              8,973,964
                                            ------------        ------------        ------------           ------------

Operating income                                 246,754             108,442             784,107                338,661

Equity in losses of
  affiliated companies                                (5)               (934)             (2,640)                (1,107)

Interest expense                                  64,129              28,203             171,336                106,349
                                            ------------        ------------        ------------           ------------

Earnings before income
  taxes and minority
  interest                                       182,620              79,305             610,131                231,205

Provision for income taxes                        72,946              34,341             248,195                101,788
                                            ------------        ------------        ------------           ------------

Earnings before minority
  interest                                       109,674              44,964             361,936                129,417

Minority interest                                    715                 927               4,005                  5,264
                                            ------------        ------------        ------------           ------------

Net income                                  $    108,959        $     44,037        $    357,931           $    124,153
                                            ============        ============        ============           ============

Net income per share:
    Basic                                   $       1.12        $        .46        $       3.70           $       1.31
                                            ============        ============        ============           ============
    Diluted                                 $       1.09        $        .46        $       3.62           $       1.29
                                            ============        ============        ============           ============

Average number of shares outstanding:
    Basic                                         97,658              95,198              96,707                 95,123
                                            ============        ============        ============           ============
    Diluted                                       99,847              96,251              98,833                 96,045
                                            ============        ============        ============           ============

(A) Excluding the integration charge, net income and net income per share on a basic and diluted basis were $140.6 million, $1.48, and $1.46, respectively, for the year ended December 31, 1999.